Exhibit 99.1

NEWS RELEASE For release at 4:00 p.m. EDT, 10/21/10 Contact: Susan Sutherland Toll free ofc. (877) 988-8048 Fax: (715) 424-3414 Email: pr@renlearn.com

2911 Peach Street • Wisconsin Rapids, WI 54495-8036

Renaissance Learning, Inc. Announces Third Quarter, 2010 Results

WISCONSIN RAPIDS, WI — October 21, 2010 — Renaissance Learning™, Inc. (Nasdaq: RLRN), a leading provider of technology-based school improvement and student assessment programs for K12 schools, today announced financial results for the quarter ended September 30, 2010. Revenues for the third quarter of 2010 were $32.6 million, an increase of 2.7% from third quarter 2009 revenues of $31.8 million. Net income was $6.2 million, or $0.21 per share, an increase of 19.6% from third quarter 2009 income of $5.2 million, or $0.18 per share.

Revenues for the nine-month period ended September 30, 2010 were $95.9 million, up 7.6% from 2009 revenues of $89.1 million. Net income was $16.3 million for the nine-month period ended September 30, 2010, up 23.2% from the prior year’s net income of $13.2 million. Earnings per share for the nine months of 2010 were $0.56, compared to $0.45, in the first nine months of 2009.  Net income for the nine months includes a tax benefit that resulted from an audit settlement, in the first quarter 2010, with the state of Wisconsin for $1.1 million, or $0.04 per share.

“We are very pleased with our performance in the third quarter,” commented Glenn R. James, Chief Executive Officer.  “Overall orders increased 11% with software orders up more than 16%, subscription renewal rates are strong, and we achieved record operating cash flow.  Deferred revenue, representing orders received to be recognized as revenue in future periods, grew by a record amount in the quarter and reached a new record balance of $80.7 million. We continue to demonstrate that with our strong line-up of fundamental, yet affordable, products that make a difference in the classroom and our commitment to our mission to accelerate learning, we can thrive even in difficult economic times.

“We are continuing to focus on growth initiatives, including enhancements to our STAR assessment products, an emphasis on growing within urban districts, and school improvement strategies,” continued James.  “Despite education budgets being under pressure, a situation we expect will continue this school year and next, we remain optimistic about our ability to achieve solid growth in the longer term.”

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Renaissance Learning added approximately 500 new customer schools during the quarter and total schools worldwide that are actively using the Company’s products number over 72,000. Of these, more than 33,000 are actively using at least one product running on the Renaissance Place platform.

The Company will hold a conference call at 5:00 p.m. EDT today to discuss its financial results, quarterly highlights, and business outlook. The teleconference may be accessed in listen-only mode by dialing 877-869-3847 at 5:00 p.m. EDT. Please call a few minutes before the scheduled start time to ensure a proper connection.

A digital recording of the conference call will be made available on October 21, 2010 at 8:00 p.m. through October 28, 2010 at 11:59 p.m. The replay dial-in is 877-660-6853. The conference account number to access the replay is 350 and replay ID number is 357613.

Renaissance Learning, Inc.

Renaissance Learning, Inc. is a leading provider of technology-based school improvement and student assessment programs for K12 schools.  Adopted by more than 72,000 schools, Renaissance Learning’s tools provide daily formative assessment and periodic progress-monitoring technology to enhance core curriculum, support differentiated instruction, and personalize practice in reading, writing and math. Renaissance Learning products and school improvement programs help educators make the practice component of their existing curriculum more effective by providing tools to personalize practice and easily manage the daily activities for students of all levels. As a result, teachers using Renaissance Learning products and programs accelerate learning, get more satisfaction from teaching, and help students achieve higher test scores on state and national tests. Renaissance Learning has seven U.S. locations and subsidiaries in Canada and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding management’s expectations regarding future growth and the impact of funding issues on Company results.  These forward-looking statements are based on current expectations and current assumptions which management believes are reasonable.  However, these statements involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include the failure of orders to achieve expected growth targets, a decline in quiz sales that exceeds forecasts, risks associated with the implementation of the Company’s growth initiatives, dependence on educational institutions and government funding, our ability to successfully implement cost savings measures and achieve cost reductions, and other risks affecting the Company’s business as described in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2009 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference.  The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

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RENAISSANCE LEARNING™, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollar amounts in thousands, except per share amounts)

(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009

Net sales:
Products	$ 21,150	$ 21,941	$ 64,504	$ 63,811
Services	11,451	9,813	31,368	25,278
Total net sales	32,601	31,754	95,872	89,089

Cost of sales:
Products	3,274	3,693	10,472	10,603
Services	3,659	3,419	10,099	8,771
Total cost of sales	6,933	7,112	20,571	19,374

Gross profit	25,668	24,642	75,301	69,715

Operating expenses:
Product development	4,130	4,110	12,426	12,488
Selling and marketing	9,342	9,558	29,846	26,882
General and administrative	3,464	3,397	9,977	10,030

Total operating expenses	16,936	17,065	52,249	49,400

Operating income	8,732	7,577	23,052	20,315

Other (expense) income, net	(37)	218	225	401

Income before income taxes	8,695	7,795	23,277	20,716

Income taxes	2,469	2,590	6,964	7,474

Net income	$ 6,226	$ 5,205	$ 16,313	$ 13,242

Income per share:
Basic and Diluted	$ 0.21	$ 0.18	$ 0.56	$ 0.45

Weighted average shares outstanding:
Basic	29,313,436	29,224,309	29,304,005	29,208,957
Diluted	29,313,718	29,224,376	29,304,526	29,208,985

RENAISSANCE LEARNING™, INC.

CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands)

(unaudited)

	September 30,	December 31,
	2010	2009

ASSETS:
Current assets:
Cash and cash equivalents	$ 57,795	$ 36,207
Investment securities	6,634	3,278
Accounts receivable, net	20,864	10,535
Inventories	3,247	4,290
Prepaid expenses	1,657	1,962
Income taxes receivable	1,668	3,679
Deferred tax asset	3,827	3,827
Other current assets	723	629
Total current assets	96,415	64,407

Investment securities	5,653	4,650
Property, plant and equipment, net	6,849	6,848
Goodwill	2,838	2,827
Other non-current assets	3,712	4,534

Total assets	$ 115,467	$ 83,266

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$ 2,181	$ 921
Deferred revenue	72,947	54,224
Payroll and employee benefits	6,327	5,404
Other current liabilities	2,370	2,648
Total current liabilities	83,825	63,197

Deferred revenue	7,735	5,262
Deferred compensation and other employee benefits	2,233	1,871
Income taxes payable	3,765	4,801
Other non-current liabilities	248	184
Total liabilities	97,806	75,315

Total shareholders' equity	17,661	7,951

Total liabilities and shareholders' equity	$ 115,467	$ 83,266